UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2007

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA	000-00121	23-1498399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Virginia Drive, Fort Washington, PA	19034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 784-6000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On May 31, 2007, Kulicke and Soffa Industries, Inc. (the “Company”) entered into an agreement to issue up to $100 million aggregate principal amount of convertible subordinated notes due 2012 (the “Notes”) and granted the initial purchaser an option to purchase an additional $10 million aggregate principal amount of such Notes, which option was exercised on June 1, 2007. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Company and The Bank of New York, as trustee. The Notes will be unsecured subordinated obligations of the Company, will pay interest semiannually at a rate of 0.875% annum and will mature on June 1, 2012. The notes were sold to the initial purchaser at a price of 97.25%. The issuance of the Notes is expected to be completed on June 6, 2007.

The Company estimates that the net proceeds from the offering, including the net proceeds from the exercise of the initial purchaser’s option to purchase additional notes, will be approximately $107.0 million after deducting estimated discounts and expenses.

The Company used approximately $40 million of the net proceeds of the offering to purchase shares of its common stock and intends to use the balance of the proceeds to retire a portion of its 0.5% Convertible Subordinated Notes due 2008 following the offering.

Holders of the Notes may convert their notes based on an initial conversion rate of 69.6621 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $14.355 per share) only under the following circumstances: (1) during specified periods, if the price of the Company’s common stock reaches specified thresholds; (2) during specified periods, if the trading price of the Notes is below a specified threshold; (3) on or after May 1, 2012 or (4) upon the occurrence of certain corporate transactions. The initial conversion rate will be adjusted for certain events. The Company presently intends to satisfy any conversion of the Notes with cash up to the principal amount of the Notes and, with respect to any excess conversion value, with shares of the Company’s common stock. The Company has the option to elect to satisfy its conversion obligations in cash, common stock or a combination thereof.

The Notes will not be redeemable at the Company’s option. Holders of the Notes will not have the right to require the Company to repurchase their Notes prior to maturity except in connection with the occurrence of certain fundamental change transactions. The Notes may be accelerated upon an event of default as described in the Indenture and will be accelerated upon bankruptcy, insolvency, appointment of a receiver and similar events with respect to the Company.

The Company offered and sold the Notes to the initial purchaser in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchaser then sold the Notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The Notes and the Company’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

Item 8.01.	Other Events

On May 30, 2007, the Company issued a press release pursuant to Rule 135c under the Securities Act announcing a proposed private placement of convertible subordinated notes due 2012. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On May 31, 2007, the Company issued a press release announcing the pricing and other terms of $100 million aggregate principal amount of Notes, including the grant to the initial purchaser of an option to acquire an additional aggregate principal amount of up to $10 million, to be offered by the Company to qualified institutional buyers in a private placement exempt from the registration requirements of the Securities Act. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

On June 1, 2007, the Company issued a press release announcing the initial purchaser’s exercise of its option to acquire an additional $10 million aggregate principal amount of Notes. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

These announcements do not constitute offers to sell or the solicitation of offers to buy any securities. The notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

Item 9.01.	Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 30, 2007

99.2	Press Release dated May 31, 2007

99.3	Press Release dated June 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KULICKE AND SOFFA INDUSTRIES, INC.

Date: June 4, 2007	By:	/s/ Maurice E. Carson
	Name:	Maurice E. Carson
	Title:	Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 30, 2007

99.2	Press Release dated May 31, 2007

99.3	Press Release dated June 1, 2007